Exhibit 99.1

PRESS RELEASE

Good Sam Enterprises, LLC Announces the Completion of

Excess Cash Flow Offer to Purchase 11.50% Notes

VENTURA, CALIFORNIA — February 22, 2012 — Good Sam Enterprises, LLC (the “Company”), announced today the completion of an offer to purchase (the “Offer to Purchase”) up to $7,425,000 in principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”).  The Offer to Purchase was made pursuant to the terms of the indenture governing the Notes and expired at 5:00 p.m., New York City time, on February 17, 2012.

The amount tendered exceeded the maximum aggregate amount of the Offer to Purchase by $203,000.  Therefore, the tendered Notes have been accepted on a pro rata basis, such that the aggregate amount of the Notes purchased does not exceed the aggregate amount of the Offer to Purchase.  The Notes will be purchased by the Company and retired on February 27, 2012.

We are pleased at the outcome of the Offer to Purchase and the corresponding debt reduction of the company stated Marcus Lemonis, CEO of Good Sam Enterprises, LLC.  On a pro forma basis, the retirement of the Notes under this Offer to Purchase, in the amount of $7,422,000, will reduce annualized interest expense by $854,000.

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the excess cash flow offer to purchase and the related letter of transmittal that the Company is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the notice relating to excess cash flow offer and related letter of transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.